Exhibit 21.1

LIST OF

SUBSIDIARIES OF

BELIVE HOLDINGS

Name	Jurisdiction

BeLive Technology Group Ltd.	BVI
BeLive Technology Pte. Ltd	Singapore
BeLive Technology (Vietnam) Company Ltd.	Vietnam